Exhibit 99.1

TCP Announces Resignation of Its Independent Accountants;
Work Continues on Remediation Plan

Aurora, Ohio, February 21, 2017 - TCP International Holdings Ltd. (OTC: TCPIF) today disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) that KPMG LLP (“KPMG”) has resigned as the Company’s independent registered public accounting firm. KPMG has stated that it will issue its report on the Company’s 2015 consolidated financial statements upon the completion of the audit of the 2016 consolidated financial statements by a successor auditor.
KPMG’s resignation was due to, among other things, the Company’s inability to complete the remediation of the material weakness in its internal control over financial reporting in a timely manner. The material weakness was identified during the course of the Company’s previously disclosed Audit Committee investigation regarding certain payments made by the Company’s former Chairman, Ellis Yan, his violation of his separation agreement, and related party transactions involving the Company’s former Vice Chairman, Solomon Yan. To address the material weakness, the Company has been pursuing a remediation plan, part of which has included the previously announced resignations of Ellis and Solomon Yan as directors and officers of the Company and the naming of a new Senior Vice President of Operations to oversee the Company’s manufacturing facilities in China and its international supply chain.
The Company is working expeditiously to find a successor independent accountant so that the Company can complete the filing of its delinquent financial reports with the SEC.
The Company’s common stock currently trades under the symbol “TCPIF” on the OTC Link, which is operated by OTC Markets Group Inc.
About TCP
TCP is a leading global manufacturer and distributor of energy efficient lighting technologies. TCP’s extensive product offerings include LED and CFL lamps and fixtures and other energy efficient lighting products. TCP is a proud ENERGY STAR® partner of the U.S. Environmental Protection Agency. TCP’s products are currently offered through thousands of retail and C&I distributors. Since TCP’s inception, it has sold more than one billion energy efficient lighting products.  For more information, visit http://www.tcpi.com.
Forward Looking Statements
Certain statements in this release may constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those related to the outcome of TCP's Audit Committee investigation and its ability to engage a successor independent registered public accounting firm and comply with SEC reporting obligations. These forward-looking statements are only predictions, not historical fact, and involve certain risks and uncertainties, as well as assumptions. Actual results, levels of activity, performance, achievements and events could differ materially from those stated, anticipated or implied by such forward-looking statements. While TCP believes that its assumptions are reasonable, it is very difficult to predict the impact of known factors, and, of course, it is impossible to anticipate all factors that could affect actual results. There are a number of risks and uncertainties that could cause actual results to differ materially from forward-looking statements made herein. Such forward-looking statements are made only as of the date of this release. TCP expressly disclaims any obligation or undertaking to release any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or changes in events, conditions or circumstances on which any statement is based.
Contact
Zachary Guzy
Chief Financial Officer
330-954-7689
ir@tcpi.com